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                                                                Exhibit 4.4


                                   AMENDMENT NO. 1


                             DATED AS OF DECEMBER 2, 1998


                                          TO


                                 DECLARATION OF TRUST


                             DATED AS OF OCTOBER 28, 1998


                                          BY


                   FIRST UNION TRUST COMPANY, NATIONAL ASSOCIATION
                                   DELAWARE TRUSTEE


                                         AND


                      RUTH ANN M. GILLIS AND DAVID R. ZAHAKAYLO
                                 BENEFICIARY TRUSTEES

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     AMENDMENT NO. 1, dated as of December 2, 1998 (the "Amendment"), to the
Declaration of Trust, dated as of October 28, 1998 (the "Declaration"), by First Union Trust Company, National Association, a national banking association, acting hereunder not in its individual capacity but solely as Delaware trustee (the "Delaware Trustee") and Ruth Ann M. Gillis and David R. Zahakaylo, each an individual, acting not in their individual capacities but solely as beneficiary trustees (collectively, the "Beneficiary Trustees"), with respect to the trust known as ComEd Transitional Funding Trust (the "Trust").

     WHEREAS, the Delaware Trustee and the Beneficiary Trustees entered into the Declaration pursuant to which the Trust was formed;

     WHEREAS, the parties to the Declaration desire to amend certain provisions of the Declaration as set forth in this Amendment;

     WHEREAS, Section 7.5 of the Declaration permits the amendment thereof by the Delaware Trustee and the Beneficiary Trustees to cure any ambiguity.

     NOW THEREFORE, in consideration of the recitals set forth above, and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

     SECTION 1.     DEFINED TERMS.

     For purposes of this Amendment, unless the context clearly required otherwise, all capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Declaration.

     SECTION 2.     THE AMENDMENT.

     (a) Section 5.9 is hereby amended and restated in its entirety to read as follows:

          5.9 COMPENSATION AND INDEMNITY. (a) A Trustee shall receive as compensation for services hereunder such fees as have been separately agreed upon before the date hereof between the Servicer and such Trustee, and such Trustee shall be entitled to be reimbursed by the Servicer for such Trustee's other reasonable expenses hereunder including the reasonable compensation expenses and disbursements of such agents, custodians, nominees, representatives, experts and counsel as such Trustee may employ in connection with the exercise and performance of such Trustee's rights and duties hereunder.

     (b) The Servicer shall indemnify each Trustee and such Trustee's successors, assigns, agents and servants in accordance with the provisions of a separate agreement or agreements to be entered into from time to time by and between the Servicer and such Trustee. The indemnities contained in this
SECTION 5.9(b) shall survive the resignation or termination of a Trustee or the termination of this Declaration. Any amounts paid to a Trustee pursuant to this ARTICLE V shall be deemed not to be a part of the Trust Estate immediately after such payment. Each Trustee

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acknowledges that no recourse may be had against the Grantee, the Trust or the Trust Estate with respect to this SECTION 5.9(b).

     3.   EFFECT OF AMENDMENT.

     This Amendment to the Declaration shall be effective and the Declaration shall be deemed to be modified and amended in accordance herewith upon the receipt by the parties hereto of counterparts hereof executed and delivered on behalf of each of the parties hereto. This Amendment to the Trust Agreement, once effective, shall be effective as of December 2, 1998. The respective rights, limitations, obligations, duties, liabilities and immunities of the Delaware Trustee and the Beneficiary Trustees shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of the Declaration for any and all purposes. The Declaration, as amended hereby, is hereby ratified and confirmed in all respects.

     4. GOVERNING LAW.

     THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AMENDMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

     5. SEVERABILITY OF PROVISIONS.

     If any one or more of the covenants, agreements, provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions of this Amendment or of the Declaration.

     6. BINDING EFFECT.

     The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Delaware Trustee and the Beneficiary Trustees.

     7. SECTION HEADINGS.

     The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

     8. COUNTERPARTS.

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     This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed shall be an original but all of which shall constitute but one and the same instrument.










                           [SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the Delaware Trustee and the Beneficiary Trustees
have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.


                         FIRST UNION TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity but solely as Delaware Trustee

                         By: ___________________________________________

                         Name:
                         Title:



                         _________________________________________________

                         RUTH ANN M. GILLIS, not in her individual capacity but solely as Beneficiary Trustee



                         _________________________________________________

                         DAVID R. ZAHAKAYLO, not in his individual capacity but solely as Beneficiary Trustee


Acknowledged, accepted and agreed
on this 2nd day of December, 1998


COMED FUNDING, LLC


By:________________________________
Name:     Ruth Ann M. Gillis
Title:    Manager and President